Exhibit 10.15

AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into as of Oct. 8, 2014, by and between Marina District Development Company, LLC d/b/a Borgata Hotel Casino & Spa (“Borgata”) and CFFC Promotions, LLC (“CFFC”) as the promoter for the purpose of presenting Pro Mixed Martial Arts bouts at Borgata Hotel Casino & Spa (the “Promoter”). Borgata will assign and determine which property will be utilized.

WITNESSETH

Whereas, Borgata is a limited liability company duly organized and existing under the laws of the State of New Jersey and maintains its principal office 1 Borgata Way, Atlantic City, NJ 08401.

Whereas, Borgata is engaged in the business of owning and operating a hotel/casino in Atlantic City, NJ;

Whereas, Promoter is a professional and licensed (pursuant to the rules and regulations of the New Jersey Athletic Commission) mixed martial arts (“MMA”) fighting promoter and Promoter has the power and authority to provide top MMA fighters at events to be scheduled to occur at Borgata;

Whereas, in the course of operating such hotel/casino, Borgata is desirous of obtaining and holding first-class professional sporting events for the entertainment of its patrons;

Whereas, Promoter is licensed as a Promoter by the New Jersey Athletic Control Board and maintain their principal office at: 789 Harding Highway, Buena, New Jersey 08310;

Whereas, Promoter has represented and warranted to Borgata that it is capable and willing to provide the first-class professional MMA sporting events described in and in accordance with the terms and conditions of this Agreement; and

Now, Therefore, for an in consideration of the mutual promises, covenants, agreements and representations set forth herein, the parties intending to be legally bound, promise and agree as follows:

1.	The Events. Subject to the terms and conditions of this Agreement, Promoter shall hold four (4) events at Borgata in 2015. All events will feature an array of fighters with local, regional and national appeal provided that collectively the bouts would be considered of a first class caliber MMA event (“the Events”). (All fighters’ participating in the Events shall collectively be referred to hereafter as “the Fighters”.) All Events are held on Friday or Saturday evenings on dates to be mutually agreed with an expected start time of 7:00PM. Each Event will include at least eight (8) fights but no more than twelve (12) fights.

2.	Promoter’s Responsibilities. Except as specifically provided for in Paragraph 3, Promoter shall have full and complete responsibility for producing and presenting the Events at Borgata. Promoter shall be in full compliance with applicable federal and state statutes and regulations and local ordinances, and shall be solely responsible, at its sole cost and expense, to provide the following:

a)	To coordinate with Borgata box office/New Era Tickets for all ticket sales;

b)	All necessary logistics and set up for State Inspectors and Officials;

c)	No less than 12 qualified security personnel for each Event, who will work in coordination with Borgata’s Director of Security or his designee. All personnel will be contracted and/or employed by CFFC with extensive law enforcement and security backgrounds;

d)	A director of operations employed by Promoter, who will work directly with designated Borgata staff to produce a seamless Event;

e)	The Fighters, all of whom will be licensed by the New Jersey Athletic Control Board;

f)	All safety equipment, including but not limited to gloves and mouthpieces;

g)	Fighter fees; all licenses and permits as may be required by federal, state or municipal law, including specifically a registration to do business in the State of New Jersey;

h)	Referees, announcer, judges, timekeeper, officials, emcee, and all other personnel required for the Events;

i)	Standing ambulance, doctor and emergency medical technicians for the Events and all other New Jersey State Athletic Commission required fighting participant medical care necessary as the results of each Fighter’s participation in the Event;

j)	Insurance covering the Fighters and other ring personnel in amounts no less than the requirements of the New Jersey State Athletic Commission, all of which shall name Marina District Development Company, LLC, its parent company, subsidiaries and affiliates as additional insureds;

k)	General liability and personal injury insurance coverage and worker’s compensation and employer liability insurance coverage;

l)	All Fighter purses;

m)	All wages, salaries, commissions, and/or other compensation on all premiums, insurance, taxes and other payments to the individuals performing services on behalf of Promoter;

n)	Regulation Cage plus all applicable mats and corner pads and install same;

o)	Written evidence of each Fighter’s intellectual property rights necessary for Borgata to utilize such rights as provided for in this Agreement solely in connection with the Event and for historical purposes;

p)	Biographies, “tales of the tape,” fight-by-fight records, general press releases and other requested information pertaining to each Event;

q)	Written evidence that Promoter has obtained, maintained and paid for all required MMA organization sanctions and approvals;

r)	Written evidence that Promoter has fulfilled all of the requirements of the New Jersey State Athletic Commission (except to the extent, if at all, that this Agreement or state or federal law or regulation expressly requires Borgata to fulfill any such requirements);

s)	Any necessary and/or required bonds required by any applicable athletic commission overseeing the Event; and

t)	All necessary efforts to coordinate, secure and pay for all trainers, managers, judges, and sanctioning organizations and for all Promoter personnel attending the Events.

3.	Duties of Borgata. Borgata shall provide, at its cost and expense, the following in conjunction with the Events:

a)	A theater or ballroom staffed with ushers. Borgata will retain all food and beverage revenue;

b)	Professional lighting and audio systems with professional operators for TV production quality;

c)	Three (3) suites for three (3) nights plus $150/day food and beverage comp for inside casino establishments for each suite; thirty-five (35) standard hotel rooms at Borgata for three (3) nights plus complimentary dining privileges in the employees cafeteria on behalf of fighters and employees performing services for Promoter in connection with the Event;

d)	Location on Friday evening for Weigh-Ins;

e)	Billboard for each Event no less than thirty-five (35) days prior. Promoter shall provide the artwork for the billboard and Borgata shall be responsible to produce the billboard covering and installation;

f)	Access to in-house room and property video provided by Promoter to promote Events prior to each Event, along with Email blast to Borgata database as determined by Borgata, and local print advertising as determined by Borgata;

g)	Allow Promoter to have sponsors, provided that such sponsors are approved by Borgata in its sole and absolute discretion;

h)	Allow Promoter to all revenue from T-shirt and other items sold pertaining to Events;

i)	Access badges and wristbands for the Fighters and their crew associated with the Events;

j)	Reasonable access to and use of the Event Room, which Promoter agrees and acknowledges will be made available to Promoter in its presently existing condition, “WHERE IS/ AS IS”.

k)	Borgata shall use Tickets.com for the sale of tickets to the public.

4.	Borgata will sell tickets through its Box Office system and New Era Tickets for Promoter. Borgata will pay promoter the net revenue from the sale of these tickets, if any. Accordingly, Borgata shall retain any ticket fees charged to each ticket and the Promoter will be entitled to the balance of the ticket revenue. Promoter will set all ticket prices to the general public for each event. Ticket revenue shall be paid no later than ten days after the Event, based on the final ticket reconciliation report. Promoter shall be responsible for and pay and file all applicable federal and state taxes, and related tax returns, including specifically the tax required by the State of New Jersey for all tickets sold by Promoter.

5.	The Events for TV. Promoter warrants that all Events will be televised on PHL 17. All programming will be on a tape delay and the Events will be broadcasted within thirty (30) days of each Event, time being of the essence. Promoter will produce the Events in a first-quality professional manner. Promoter shall maintain the sole and exclusive control over the Events, including but not limited to the details, means and methods of individuals performing services on behalf of Promoter. Borgata will receive extensive exposure from the TV broadcasts as described below. The failure to adhere to the above terms and conditions shall be a material default of this Agreement entitling Borgata to terminate the Agreement upon notice to Promoter without the opportunity to cure, as television exposure on PHL17 is a critical element of consideration for Borgata’s entry into this Agreement. In addition, Borgata shall be entitled to be reimbursed by Promoter for any amounts it has paid to Promoter for any Event that is not televised as required and also to be reimbursed for any expenses incurred by Borgata for any such non-televised Event.

6.	Advertising and Promotional Efforts. Borgata shall have the right to advertise and promote the Events in all media with prior approval from Promoter, which approval will not be unreasonably withheld, delayed or conditioned. Promoter shall the right to advertise and promote the Events in all media with the prior approval from Borgata. In accordance with the above provision, both parties shall be provided the opportunity to proof and approve all media advertising using the others brand name and/or logo.

7.	Labor Agreements. Promoter covenants and agrees that it will comply with any and all provisions of the labor agreements currently in force with any unions having jurisdiction over the production of the Events.

8.	Representations and Warranties. Promoter represents and warrants to Borgata as follows:

a)	Promoter has the right, power and authority to enter into this Agreement;

b)	Promoter has or will procure all licenses, permits, visas, registrations and work permits as may be required by any federal, state or local authority or otherwise including specifically a Registration to do business in the State of New Jersey and any Vendor Registration or License required by the New Jersey Casino Control Commission or the New Jersey Division of Gaming Enforcement;

c)	Promoter has not paid, agreed to pay, and will not pay any sum or other considerations to Borgata, its officers, directors, agents, workmen, representatives or employees, in connection whatsoever with this Agreement and hereby represents that no such payment has been requested or solicited by Borgata or its employees and/or representatives; and

d)	Events shall be produced in a first-quality and professional manner.

9.	Insurance/Conditions Precedent. CFFC, at its sole cost and expense and at all times while an Agreement is in force, or providing goods and services or any subcontractor is performing work on Borgata’s premises, shall carry and maintain insurance policies of the following types and of not less than the following amounts reasonably satisfactory to Borgata with a carrier with a current A.M. Best Company rating of at least A.

The following are the insurance requirements required on your certificate of insurance, which must be received by Borgata upon execution of this Agreement;

General Liability – General Aggregate	$2,000,000
Automobile Coverage – Combined Single Limit	$1,000,000
Employers Liability	$1,000,000
Workers Compensation	Statutory

The Certificate Holder shall read and be sent to: Marina District Development Company, LLC, Attention: Legal Department, 1 Borgata Way, Atlantic City, NJ 08401.

A policy endorsement should be added listing the following as additional insured: Marina District Development Company, LLC, its subsidiaries, affiliated, allied and/or proprietary companies, corporations, trusts, joint ventures and/or partnerships as are now or may hereafter be constituted or acquired.

In the event that CFFC fails to provide to Borgata the above required Certificate of Insurance, in addition to any other remedies available to Borgata, Borgata may withhold any and all payments due hereunder.

10.	Termination.

a)	Borgata has the right to terminate this Agreement, without further obligation, after the first Event, at its sole and absolute discretion, by providing written notice to Promoter within thirty (30) days after the completion of the first Event.

b)	If either party is in breach of this Agreement, the non-defaulting party may notify the defaulting party in writing specifying the nature of the breach. Upon receipt of such notice, if the breach is curable, the defaulting party shall have a reasonable period of time no greater than five (5) days to cure such breach. If the breach is not cured within that time period, the non-defaulting party may terminate this Agreement by providing the defaulting party with written notice of termination. Any termination under this section is without prejudice to any other remedies which either party may have against the other arising out of such breach or default and will not affect any rights or obligations of either party arising under this Agreement prior to such termination.

11.	Sponsorship Assistance. Borgata agrees to provide Promoter compensation in the amount of $15,000 per show. Compensation will assist Promoter with providing highly quality production, along with assisting Borgata in the branding of their product by PHL17 (3.5 million households). In addition, Promoter will provide Borgata with a Title Sponsorship that includes:

•	Six (6) :30 second commercials on PHL 17;
•	One (1) :60 second commercial to promote upcoming Borgata events;
•	co-branding on 10 :15 second promotion spots on PHL 17;
•	Open and Closed billboards;
•	10 Live Audio mentions;
•	Large Logo on Canvas for TV branding/impressions;
•	4 Corner Pad logos for TV branding / impressions;
•	All weigh-ins to take place on Borgata Property;

•	Borgata to be exclusive CFFC location for all pre & post fight events;
•	Pay-Per-View internet streams/production provided for every event;
•	Other PHL provided services for measuring our exposure including:

Text to win promotions (800k per show);

Promo spots;

Sales snipes for increased ticket sales;

Measure and report impressions on the website;

Set up photo gallery on their website; and

Will stream fights for additional 30 days.

•	150 Complimentary tickets per Event to be distributed by Borgata at its sole and absolute discretion. The complimentary tickets will be comprised of fifty (50) tickets from each of the three (3) ticket prices; and
•	Round cards containing only the name and logo of Borgata placed on the back of the round card, and only the Event title sponsor’s name and logo (or Promoter’s name and logo in the sole discretion of Promoter) on the front (to be of a size that is mutually agreed upon by Borgata and Promoter) of the round card and there will be no other names and logos placed on the round cards. CFFC will select round card girls with the approval of Borgata.

12.	Representations and Warranties

a)	Promoter’s Representations and Warranties: Promoter hereby represents, covenants and warrants to Borgata as a material part of the consideration for Borgata entering into the Agreement, as follows: (i) Promoter is a corporation duly organized and validly existing under the laws of the State of California; (ii) the execution of the Agreement has been duly authorized by all necessary corporate action on behalf of Promoter; (iii) Promoter has obtained and currently holds all licenses, permits and approvals of all governmental authorities necessary or appropriate to perform Promoter’s obligations under the Agreement; (iv) the Event delivered in connection with the Agreement shall be a first class presentation as determined by the Borgata in its sole and absolute discretion; and (v) neither Promoter (including without limitation (A) Promoter, (B) its officers and directors and (C) any employees, representatives, sub-contractors, sub-Promoters and agents of Promoter involved with the Event or the performance by Promoter under the Agreement) nor the persons and/or entities comprising and/or owning Promoter, through and including the beneficial ownership of Promoter (1) has ever been convicted of, been placed under indictment for, or charged with, any felony or any other crime involving moral turpitude (a “Crime”), or (2) is currently charged with, or under investigation for, any Crime.

b)	Borgata’s Representations and Warranties: The Borgata hereby represents and warrants to Promoter as follows: (i) Borgata is a corporation duly organized and validly existing under the laws of the State of New Jersey; and (ii) the execution of the Agreement has been duly authorized by all necessary corporate action on behalf of Borgata.

c)	Continuing Nature of Representations and Warranties: The representations and warranties contained in Section 14 are continuing in nature and shall remain true, complete and accurate during the entire term of the Agreement. In the event that one or more of either parties’ representations or warranties ceases to be true, complete and accurate at any time during the term of the Agreement, that party shall promptly notify the other party in writing of the failure of such representation or warranty and shall promptly take such action as is necessary to cure such failure. In the event that the representation in Section 14.1 shall cease to be true, complete and accurate, Borgata shall be entitled, in the exercise of its sole and absolute discretion, to immediately terminate the Agreement. Notwithstanding any other provisions of the Agreement to the contrary, the representations, warranties and covenants set forth in Section 14 shall survive the termination or expiration of the Agreement.

13.	Miscellaneous

a)	Any amount hereunder which is not paid when due shall bear interest at the rate of one percent (1%) per month from the date due until paid in full.

b)	No party may assign this Agreement, or any portion thereof, without the prior written consent of the other parties.

c)	Waiver or failure of any party to insist upon strict and prompt performance of the covenants and agreements contained herein, and the acceptance of such performance thereafter, shall not constitute or be construed as a waiver or relinquishment of its rights thereafter to strictly enforce the same according to the tenor thereof in the event of a continuous or subsequent default by the other party.

d)	This Agreement and all of the rights and obligations of the parties hereto and all of the terms and conditions hereof shall be construed in accordance with and governed by and enforced under the laws of the State of New Jersey (without giving effect to its conflict of laws principles).

e)	Any action to declare or enforce any rights or obligations under this Agreement shall be brought only before a court of competent jurisdiction in Atlantic County, New Jersey. Promoter hereby consents and submits to the jurisdiction of such courts for such purposes and agrees that any notice, complaint or other legal process delivered to promoter shall constitute adequate notice and service of process for all purposes and shall subject Promoter to the jurisdiction of such courts for the purpose of adjudicating any matter relating to this Agreement. In the event that any action is commenced in connection with this Agreement, the prevailing party in such action shall be entitled to recover its costs and expenses (including reasonable outside attorneys’ fees) of such action.

f)	Waiver of Jury Trial. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

g)	This Agreement constitutes the entire understanding and agreement between the parties in connection with the Event and supersedes any and all prior agreements or communications between the parties, whether oral or written, in connection with the Event. Any changes or modifications to this Agreement shall be deemed invalid unless in writing and approved in writing by the parties. No officer, director, employee or representative of either party has any authority to make any representations or promises not contained in this Agreement, and the parties expressly agree that they have not executed this Agreement in reliance on any such representation or promise.

h)	If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

i)	The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

j)	This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Except as specifically provided in this Agreement, this Agreement is not intended to, and shall not, create any rights in any person or entity whatsoever, except the parties hereto.

k)	Each party hereto hereby represents and warrants to the other parties that neither it nor any of its respective officers, directors, employees or agents have given or agreed to give any sums, gifts, gratuities or thing of value to any officer, director, employee or agent of any other party hereto secure or maintain the business relationship contemplated by this Agreement.

1)	This Agreement is intended only for the benefit of Borgata and Promoter. No other person or entity is intended to be benefited in any way by this Agreement, nor shall this Agreement be enforceable by any other person or entity. There are no third party beneficiaries to this Agreement.

m)	This Agreement may be executed in any number of counterparts, each of which when executed and delivered (whether by original or through telecopy signatures) shall be an original, but all such counterparts shall constitute one and the same agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

n)	Confidentiality. All information disclosed by one party to the other in connection with this Agreement shall be treated as confidential information unless it is or becomes publicly available through no fault of the other party, or is later rightfully obtained by the other party from independent sources. Each party’s confidential information shall be held in strict confidence by the other party, using the same standard of care as it uses to protect its own confidential information, and shall not be used or disclosed by the other party for any purpose except as necessary to implement or perform this Agreement.

o)	Indemnification. CFFC shall be responsible for any and all injury or damage to any person and/or property, including loss of life, arising directly from the services or any other obligations hereunder and shall indemnify, protect, defend (with counsel reasonably acceptable to Borgata) and hold Borgata harmless from any and all loss, damage or expense (including reasonable attorneys’ fees) from any such injury, damage or death, except as such may be due to the gross negligence or intentional misconduct of Borgata.

p)	Intellectual Property Claims: CFFC will indemnify Borgata for its reasonably incurred legal expenses and will defend or settle, at CFFC’s option and expense, any legal proceeding brought against Borgata, to the extent that it is based on a claim that CFFC, or any item related to the Event infringes a trade secret, trademark, mask work, copyright or patent. CFFC will pay all such expenses, together with damages and costs awarded by the court which finally determines the case, or are incurred in the settlement thereof, if Borgata: (i) gives written notice of the claim promptly to CFFC; (ii) gives CFFC sole control of the defense and settlement of the claim; (iii) provides to CFFC, at CFFC’s expense, all available information and assistance; and (iv) has not compromised or settled such claim. The indemnification contained in this section shall survive the expiration or sooner termination of this Agreement.

q)	Compliance with Laws. The parties shall perform all of their respective obligations under this Agreement in compliance with all applicable federal, state and local laws, ordinances, rules, regulations, codes or orders including without limitation all environmental and labor laws. Without limiting the generality of the foregoing, Promoter shall comply with any and all applicable requirements of the New Jersey Casino Control Act and the regulations promulgated there under, including but not limited to, any licensing requirements imposed thereby. In the event of the failure of Promoter to obtain and/or maintain any applicable licenses and/or in the event of disapproval by the New Jersey Casino Control Commission or New Jersey Division of Gaming Enforcement (the “Gaming Authorities”) of this Agreement, this Agreement is subject to termination without liability to Borgata and Borgata shall also have the right to pursue at law compensation for damages it incurs resulting from such failure by Promoter, including seeking reimbursement of any fines imposed by the Gaming Authorities upon Borgata resulting from Promoter’s failure to abide by the Gaming Authorities’ regulations in connection with this Agreement.

r)	Force Majeure. In the event: (a) a reputable physician licensed by the State of New Jersey certifies that any one of the Fighters is mentally or physically disabled to such an extent that a Fighter cannot participate in the Event as scheduled; (b) the Event is delayed or prevented from occurring on the scheduled date by reason of an Act of God, fire, flood, storm, war, public disaster, or any governmental or regulatory enactment, determination or action, regulation or order (a “Force Majeure Event”); or (c) the Event room is materially damaged by a Force Majeure Event or any other cause beyond Promoter’s or Borgata’s reasonable control, then Promoter shall attempt to reschedule the Event to a date and time reasonably acceptable to Borgata, and Borgata may at its option elect to either (i) cancel this Agreement, in which case neither party shall have any obligation to the other (excepting for the indemnification obligations of Promoter that shall survive the termination of this Agreement), or (ii) accept the rescheduled date, in which case this Agreement shall apply to the rescheduled Event.

s)	The parties to the Agreement are acting as independent contractors and independent employers. Nothing contained in the Agreement shall create or be construed as creating a partnership, joint venture or agency relationship between the parties. Neither party shall have the authority to bind the other party in any respect.

t)	The Promoter shall not subcontract any portion of the work contemplated by the Agreement without the prior written consent of Borgata, which consent may be given or withheld in Borgata’s sole and absolute discretion. No approval of any subcontract shall relieve Promoter from any of its obligations under the Agreement and Promoter shall continue to be primarily responsible to Borgata for all obligations under the Agreement whether or not subcontracted to an approved subcontractor. The Promoter agrees to require its subcontractors or any other persons furnishing labor to Promoter or its subcontractors in connection with the Agreement to provide, maintain and pay for insurance of the type and (except as Borgata may otherwise approve) in the amounts specified above and furnish to Borgata with certificates thereof in the same manner as required of Promoter.

IN WITNESS WHEREOF, Borgata and CFFC have hereunto set their hands under seal as of the day and year first above written.

MARINA DISTRICT DEVELOPMENT COMPANY, LLC d/b/a Borgata Hotel Casino & Spa

By:	/s/ Joe Lupo

Title:	SR VP - OPS

Date:	10-22-2014

CFFC PROMOTIONS, LLC

By:	/s/ Robert Haydak

Title:	CEO

Date:	10/8/14

Addendum

This Addendum made this 1st day of December, 2015, between CFFC Promotions, LLC (“CFFC”) and Marina District Development Company, LLC d/b/a Borgata Hotel Casino & Spa (the “Borgata”).

WHEREAS, CFFC and Borgata have entered into an Agreement dated October 8, 2014, for the purpose of presenting Pro Mixed Martial Arts bouts at Borgata (the “Agreement”):

WHEREAS, the purpose of this Addendum is to make certain additions and modifications to the Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Term: The term of the Agreement shall be extended for one year commencing January 1, 2016 and terminating on December 31, 2016.

2.	The Events. Subject to the terms and conditions of this Agreement, CFFC shall hold four (4) Events at Borgata in 2016. In addition, CFFC shall have the opportunity to hold up to four (4) Amateur fights at Borgata in 2016, with no guaranteed minimum, based on Borgata availability and mutually agreeable dates.

3.	Sponsorship Assistance. Borgata agrees to provide CFFC compensation in the amount of $15,000 per Event and $7,500 per Amateur fight.

4.	Terms and Conditions: All other terms and conditions of the Agreement shall remain in full force and effect.

5.	Conflicts: In the event of conflicts between provisions of the Agreement and provisions of this Addendum, this Addendum shall control.

This Addendum shall not be effective or binding to on either party until it is signed by an authorized representative of both parties.

CFFC PROMOTIONS, LLC		MARINA DISTRICT DEVELOPMENT COMPANY, LLC d/b/a Borgata Hotel Casino & Spa

By:	/s/[ILLEGIBLE]	By:	/s/[ILLEGIBLE]

Title:	President/CEO	Title:	SR VP - OPS

Date:	12/1/15	Date:	12-11-2015